Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 17, 2023, relating to the consolidated financial statements of Community Health Systems, Inc. and subsidiaries and the effectiveness of Community Health Systems, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Community Health Systems, Inc. for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Nashville, Tennessee
August 3, 2023